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                                                                     EXHIBIT 5.1

                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                 March 5, 2004



NETGEAR, Inc.
4500 Great America Parkway
Santa Clara, CA 95054

     RE:  REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed by you with the Securities and Exchange Commission ("SEC") on March 5, 2004 (as such may be further amended or supplemented, the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 9,000,000 shares of your Common Stock (the "Shares"). The Shares include an over-allotment option granted to the underwriters of the offering to purchase 1,350,000 shares. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI

                                        Profession Corporation





                                        /s/ Wilson Sonsini Goodrich & Rosati